Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

4 February 2026

DAUCH CORPORATION

COMPLETION OF LISTING

Further to Dauch Corporation’s (“Dauch”) announcement on 30 January 2026 in connection with the FCA’s approval of and the publication of a prospectus in relation to Admission (the “Prospectus”), Dauch is pleased to announce that all of the issued Company Shares (including the New Company Shares), consisting of 235,668,048 shares of common stock with a par value of $0.01 each, have been admitted to the equity shares (international commercial companies secondary listing) category of the Official List of the FCA and to trading on the main market of the London Stock Exchange under the ticker “DCH”, effective from 8:00 a.m. (UK time) today.

Further, it is expected that the New Company Shares, consisting of 116,971,627 shares of common stock with a par value of $0.01 each, will also be admitted to the New York Stock Exchange under the ticker “AXL” with effect from 9:30 a.m. (New York City time) today. The New York Stock Exchange ticker will change to “DCH” on 5 February, 2026.

Capitalised terms used in this announcement, unless otherwise defined, have the meanings given to them in the Prospectus.

Enquiries

Dauch

David H. Lim, Head of Investor Relations	+1 (313) 758-2006

Christopher M. Son, Vice President, Marketing & Communications	+1 (313) 758-4814

J.P. Morgan (Exclusive financial adviser to Dauch)

Ian MacAllister / Michael Murphy	+1 (212) 270 6000

Robert Constant / Jonty Edwards	+44 (0) 203 493 8000

FGS Global (PR adviser to Dauch)

Charlie Chichester / Rory King	+44 20 7251 3801

Allen Overy Shearman Sterling LLP is acting as legal adviser to Dauch.

Forward Looking Statements

This announcement includes forward-looking statements, which are based on current expectations and projections about future events. These statements may include, without limitation, any statements preceded by, followed by or including words such as “target”, “believe”, “expect”, “aim”, “intend”, “may”, “anticipate”, “estimate”, “plan”, “project”, “will”, “can have”, “likely”, “should”, “would”, “could” and other words and terms of similar meaning or the negative thereof. Forward-looking statements may and often do differ materially from actual results. Any forward-looking statements reflect the Company’s current view with respect to future events and are subject to risks relating to future events and other risks, uncertainties and assumptions relating to the Company’s and/or the Combined Group’s business, results of operations, financial position, prospectus, growth, strategies and the industry in which it operates. Given these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on such forward-looking statements. Save as required by law or by the UK Listing Rules of the FCA, each of the Company, Dowlais and J.P Morgan and their respective affiliates expressly disclaims any obligation or undertaking to update, review or revise any forward looking statement contained in this announcement whether as a result of new information, future developments or otherwise. Forward-looking statements speak only as of the date they are made.

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